Exhibit 10.1

THE HOME DEPOT
AMENDED AND RESTATED
MANAGEMENT INCENTIVE PLAN

The purpose of The Home Depot Amended and Restated Management Incentive Plan is to advance the interests of The Home Depot, Inc. and its shareholders by motivating key associates of the Company to take actions that will promote the Company’s long-term success and growth. The Plan is designed to provide incentive compensation to key associates by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals.

1.Definitions

(a)“Award” means an award entitling a Participant to receive incentive compensation subject to the terms and conditions of the Plan.

(b)“Board” means the Company’s Board of Directors.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Committee” means the Leadership Development and Compensation Committee of the Board.

(e)“Common Stock” means shares of the Common Stock, $0.05 par value per share, of the Company.

(f)“Company” means The Home Depot, Inc., a Delaware corporation.

(g)“Disability” means, with respect to a Participant, the Participant’s becoming eligible for permanent and total disability benefits under the Company’s or a Subsidiary’s long-term disability plan.

(h)“Executive Officer” means a Participant who is an executive officer of the Company.

(i)“Fair Market Value” means the closing price for the Common Stock reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if no sale occurred on such date, the closing price on the nearest preceding date on which sales occurred.

(j)“Participant” means a key employee of the Company or a Subsidiary who is selected by the Committee to participate in the Plan.

(k)“Performance Objectives” means the performance objectives, metrics, goals, or targets established by the Committee pursuant to this Plan for Participants who have received Awards for which payment will be determined based upon the achievement of such performance objectives, metrics, goals, or targets. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(l)“Performance Target” means a target level of performance, based on one or more Performance Objectives, established for a Performance Period in accordance with Section 4.

(m)“Performance Period” means a period coinciding with the Company’s fiscal year for accounting purposes, or such longer or shorter period of not less than three months as determined by the Committee at the time an Award is made, which shall be used for purposes of determining whether Awards are earned by Participants.

(n)“Plan” means The Home Depot Amended and Restated Management Incentive Plan, as stated herein, and as amended from time to time.

(o)“Retirement” means termination of employment with the Company or a Subsidiary after completing at least 5 years of continuous employment and attaining age 60.

(p)“Subsidiary” means a corporation or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company.

2.Participation. For each Performance Period, the Committee shall designate those key employees of the Company and its Subsidiaries who shall receive Awards under the Plan. Selection for participation for one Performance Period shall not confer on a Participant the right to participate in the Plan for any other Performance Period.

3.Awards. For each Performance Period, each Participant shall receive an Award entitling the Participant to receive cash incentive compensation upon the attainment of one or more Performance Targets. The Committee may establish different terms for Awards for different Participants or groups of Participants. The amount of compensation payable under an Award may be stated as a dollar amount or as a percentage of the Participant’s base compensation. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance.

4.Establishment of Performance Targets. The Committee shall establish one or more Performance Targets for each Performance Period. Each Performance Target shall be specified as a percentage change in or attainment of a specific level of a Performance Objective for the Performance Period. The Committee may provide, at the time such Performance Target(s) are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a Performance Period. In addition, the Committee may adjust or modify one or more Performance Targets in response to the occurrence or existence of any event or circumstance occurring or existing after the establishment of one or more Performance Targets.

5.Payment of Awards. Within sixty (60) days following the end of each Performance Period, but in no event later than two and one-half months following the end of the Company’s fiscal year in which a Performance Period ends, the Committee shall determine whether and to what extent the Performance Targets for such Performance Period have been satisfied and shall certify its determination in approved minutes of a Committee meeting held for such purpose or in another resolution approved by the Committee and maintained in its records. Subject to the Committee’s ability to exercise discretion as set forth in this Section 5, if the Committee certifies that one or more Performance Targets for a Performance Period have been achieved, all compensation payable in respect of Awards subject to such Performance Target shall be paid to Participants as soon as reasonably practicable thereafter, but in no event later than two and one-half months following the end of the Company’s fiscal year in which such Performance Period ends; provided, however, that the Committee may permit the deferral of such compensation, to the extent permissible under the terms of a deferred compensation plan of the Company or a Subsidiary. If a Performance Target for a Performance Period is not achieved, the Committee in its sole discretion may determine that all or a portion of any Award shall be deemed to be earned based on such criteria as the Committee deems appropriate, including without limitation individual performance or the performance of the Subsidiary or business division employing the Participant. The Committee shall have the right to exercise negative discretion at any time to determine that all or a portion of any Award actually earned and/or payable shall be less than the amount that would be earned and/or payable based solely upon application of the relevant

Performance Targets. Any Award that is not considered earned in accordance with this Plan shall be forfeited.

6.Partial Years of Participation. The Committee may establish rules and procedures for partial periods of participation consistent with the following:

(a)Employment Termination. If a Participant terminates employment with the Company before payment of Awards is made for a Performance Period, any Award granted to the Participant in respect of that Performance Period shall be forfeited and cancelled. Notwithstanding the foregoing, a Participant whose employment terminates during a Performance Period, including but not limited to terminations because of death, Disability or Retirement, may, at the discretion of the Committee and under such rules as the Committee may prescribe, be eligible for consideration for a full Award or a pro-rata Award based on the period of active employment during the Performance Period.

(b)New Hires. In the case of an associate who is hired by the Company or a Subsidiary after the beginning of a Performance Period, the Committee may in its discretion designate such associate as a Participant in the Plan for that Performance Period, provided that the Committee may specify that such a Participant’s Award shall be determined only with respect to the portion of the Performance Period during which the Participant is employed by the Company or Subsidiary in the eligible position.

(c)Promotions and Transfers. A Participant who is transferred to a non-exempt, hourly or other ineligible position during a Performance Period shall forfeit any Award granted to the Participant in respect of that Performance Period. An employee who is promoted to an eligible position, or a Participant who is transferred from one eligible position to another, during a Performance Period, may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for consideration for a pro-rata Award based on the period in the eligible position or each eligible position during the Performance Period.

(d)Leave of Absence. A Participant who is on a leave of absence (other than a personal or military leave) for more than ninety (90) consecutive days during a Performance Period, or who is on a personal leave of absence for more than thirty (30) consecutive days, shall forfeit any portion of an Award attributable to that period of leave pursuant to such rules as the Committee may establish. Participants on a military leave of absence may be eligible to receive an Award during the period of absence pursuant to such rules as the Committee may establish.

7.Adjustments. To the extent that a Performance Target is based on an increase in the Fair Market Value of the Common Stock, in the event of any stock dividend, stock split,

combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect on the value of the Common Stock similar to any of the foregoing, then the Committee shall make or provide for such adjustments in such Performance Target as the Committee in its sole discretion shall in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.

8.Tax Withholding. The Company shall be entitled to withhold from any payment made under the Plan the full amount of any federal, state or local taxes required to be withheld.

9.Code Section 409A Provisions. To the extent applicable, it is intended that the Plan comply with or be exempt from the requirements of Code Section 409A and any related regulations or other guidance promulgated thereunder. Accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be exempt from or in compliance with Code Section 409A and if any provision of the Plan or any term or condition of any Award would otherwise conflict with this intent, the provision, term or condition will be interpreted or deemed amended so as to avoid this conflict. Any reservation of rights or any discretion reserved to the Committee or the Company regarding the timing of a payment of any Award subject to Code Section 409A will only be as broad as is permitted by Code Section 409A. Notwithstanding anything herein, or in an Award document to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable to a Participant during the six-month period immediately following the Participant’s separation from service (within the meaning of Code Section 409A) shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or death, if earlier). Each amount to be paid to a Participant pursuant to the Plan or any Award shall be construed as a separately identified payment for purposes of Code Section 409A. Neither the Company, its Subsidiaries nor any of their respective directors, officers, employees, or advisors (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.

10.Nontransferability of Benefits. A Participant may not assign or transfer any interest in an Award. Notwithstanding the foregoing, upon the death of a Participant, the Participant’s rights and benefits under the Plan shall pass by will or by the laws of descent and distribution.

11.Administration, Interpretation and Delegation. Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe rules and requirements relating to it, and to make all determinations necessary or advisable in the administration of the Plan. The interpretation and construction by the Committee of any provision of this Plan and any determination by the Committee pursuant to any provision of this Plan, Award, notification or other documentation, shall be final and conclusive. No member of the Committee shall be liable to any person for any action taken or determination made in good faith. The Committee may delegate to one or more officers of the Company the authority to exercise the rights of the Committee set forth in this Plan with respect to any Participant who is not an Executive Officer.

12.Amendment and Termination of Plan. The Committee may at any time terminate the Plan and may at any time and from time to time amend or modify the Plan in any respect, including, without limitation, the amending or altering of the Plan as may be required to comply with or conform to any federal, state or local laws or regulations. Neither the termination of the Plan nor any amendment to the Plan shall reduce benefits accruing under Awards granted prior the date of such termination or amendment.

13.Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Georgia. As a condition to eligibility to receive an Award under the Plan, each Participant irrevocably consents to the exclusive jurisdiction of the courts of the State of Georgia and of any federal court located in the Northern District of Georgia in connection with any action or proceeding arising out of or relating to this Plan, any document or instrument delivered pursuant to or in connection with this Plan, or any alleged breach of this Plan or any such document or instrument.

14.Effective Date. The Home Depot Amended and Restated Management Incentive Plan is effective January 31, 2022.

15.Offsets and Clawbacks. As a condition to eligibility for an Award, each Participant consents to the deduction from the Award of any amounts owed by the Participant to the Company to the extent permitted by applicable law. In addition, in consideration of any Award granted under this Plan, each Participant agrees that all Awards are subject to applicable clawback policies that may be adopted by the Board or any committee of the Board, from time to time.

16.No Rights to Continued Employment. Participation in the Plan does not create or constitute an express or implied employment contract between the Company and the Participant nor limit the right of the Company to discharge or otherwise deal with a Participant without regard to the existence of the Plan.

17.Unfunded Plan. The Plan shall at all times be an unfunded payroll practice and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Award. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company.

18.Limitations Period For Claims. Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the later of the end of the Performance Period to which the claim relates or the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.